EXHIBIT 99.1

Contact:

Insignia Systems, Inc.
John Gonsior, CFO
(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2016 FIRST QUARTER FINANCIAL RESULTS

Overview

•            Q1 2016 net sales decreased 7% to $6,078,000 from $6,541,000 in Q1 2015, primarily due to lower service revenue.

•            Q1 2016 operating loss of $(571,000) compared to operating income of $161,000 in Q1 2015.

•            Q1 2016 net loss of $(322,000), or $(0.03) per basic and diluted share, compared to net income of $96,000, or $0.01 per basic and diluted share, in Q1 2015.

•            Total cash, cash equivalents and debt security investments of $17,321,000 as of March 31, 2016, compared to $18,013,000 as of December 31, 2015.

MINNEAPOLIS, MN — April 27, 2016 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the first quarter (“Q1”) ended March 31, 2016, as compared to Q1 ended March 31, 2015.

Insignia’s President and CFO John Gonsior commented, “Our first quarter results are disappointing. As discussed in our last release announcing fourth quarter 2015 results, marketplace pressures have continued to intensify, and we did experience a decline in Q1 revenue year over year. In response, we are both investing in our existing core products and continuing our effort to investigate and launch other new products. I would like to formally welcome Kristine Glancy to our Company. She joins us at a time when her strong sales and marketing leadership background will be crucial as we look to grow our existing products and innovate around them. In her first 90 days, she will be taking a hard look at our core business, new product initiatives, and overall sales strategy.”

Mr. Gonsior continued “Unusual expenses were high in the first quarter of 2016. Those expenses included increased legal fees for general corporate and board matters, CEO onboarding costs, and other move-related costs. Additionally, the margin impact resulting from lower sales, given our leveraged cost model, had a significant impact on profit. The implementation of a new IT operating infrastructure is necessary to both improve our current systems and allow for future product expansion, as well as to facilitate other partnerships that exist in the marketplace. We estimate that the implementation of this new system will increase 2016 expenses by approximately $500,000. This new system is targeted to be fully operational within approximately 12-15 months.”

Q1 2016 Results

Q1 2016 total net sales decreased 7.1% to $6,078,000 from $6,541,000 in Q1 2015, due to decreases in both service revenues and product revenues.

Gross profit in Q1 2016 decreased to $1,967,000, or 32.4% of total net sales, from $2,802,000, or 42.8% of total net sales, in Q1 2015. The lower gross profit was primarily the result of a decrease in sales, as our gross profit percentage is highly dependent on sales levels, increased costs associated with The Like Machine product launch, and costs associated with our new IT operating infrastructure.

Selling expenses in Q1 2016 were $1,108,000, or 18.3% of total net sales, as compared to $1,344,000, or 20.5% of total net sales, in Q1 2015. The decrease in selling expense was primarily due to decreased staffing and staff-related costs, combined with lower variable compensation and other sales-related expenses.

Marketing expenses in Q1 2016 were $270,000, or 4.4% of total net sales, as compared to $335,000, or 5.1% of total net sales, in Q1 2015. The decrease in the 2016 period was primarily due to decreased staffing and staff related costs, combined with decreased consulting costs.

General and administrative expenses increased to $1,160,000, or 19.1% of total net sales, from $962,000, or 14.7% of total net sales, in Q1 2015. This increase was primarily the result of increased legal fees, executive recruiting and onboarding costs, and consulting fees, partially offset by decreased staffing and staff-related costs.

Income tax benefit for Q1 2016 was 41.9% of pretax loss, or $(232,000), compared to income tax expense of 43.9% of pretax income, or $75,000, in Q1 2015. Tax expense (benefit) will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net loss for Q1 2016 was $(322,000), or $(0.03) per basic and diluted share, compared to net income of $96,000, or $0.01 per basic and diluted share, in Q1 2015.

Mr. Gonsior stated, “As of March 31, 2016, we have $17.3 million of cash, cash equivalents and debt security investments, down from cash, cash equivalents and debt security investments of $18.0 million as of December 31, 2015. As of March 31, 2016, we had $21.4 million in working capital, compared to working capital of $21.3 million as of December 31, 2015.”

Mr. Gonsior concluded, “Current POPS bookings for Q2 2016 are approximately $5.4 million, compared to $6.0 million for Q2 2015 one year ago.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During Q1 2016, the Company purchased approximately 40,000 shares at an average price of $2.63.

Conference Call

Insignia’s management team will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: current expectations as to second quarter 2016 or future financial performance; ability to implement and achieve benefits from restructuring efforts; benefits of sales and marketing investments and other IT infrastructure investments; and ability to sustain and grow core products and launch new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan, including restructuring efforts, to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2016; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$6,078,000	$6,541,000
Cost of sales	4,111,000	3,739,000
Gross profit	1,967,000	2,802,000
Operating expenses:
Selling	1,108,000	1,344,000
Marketing	270,000	335,000
General and administrative	1,160,000	962,000

Operating income (loss)	(571,000)	161,000
Other income	17,000	10,000

Income (loss) before taxes	(554,000)	171,000
Income tax expense (benefit)	(232,000)	75,000

Net income (loss)	$(322,000)	$96,000

Other comprehensive income, net of tax	9,000	6,000

Comprehensive income (loss)	$(313,000)	$102,000

Net income (loss) per share:
Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01

Shares used in calculation of net income (loss) per share:
Basic	11,624,000	12,210,000
Diluted	11,624,000	12,420,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2016	2015

Cash, cash equivalents and debt security investments	$17,321,000	$18,013,000
Working capital	21,353,000	21,297,000
Total assets	29,074,000	31,714,000
Total liabilities	4,701,000	6,994,000
Shareholders’ equity	24,373,000	24,720,000

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